Exhibit 10.1

Sixth Amendment to Steam Service Contract
Between
Southwest Iowa Renewable Energy, LLC
and
MidAmerican Energy Company

MidAmerican Energy Company (“Company”), an Iowa corporation, and Southwest Iowa Renewable Energy, LLC (“Customer”), an Iowa limited liability corporation, hereby agree to this Sixth Amendment to their Steam Service Contract, dated January 22, 2007, which Steam Service Contract was previously amended on five prior occasions (as so amended, the “Contract”). Company and Customer are sometimes hereinafter collectively referred to as the “Parties” or individually as a “Party.” For good and valuable consideration, the adequacy of which is hereby acknowledged by both Parties, the Parties agree to amend the Contract as follows:

1. The first paragraph (as previously amended) of Article I, Section 2 of the said Contract shall be amended as shown below, with the underlined text to be added, text that is lined-through to be stricken, and the text that is not underlined or lined-through simply reflecting existing text that is to remain as it was originally written in the Contract.

The steam service provided will be non-interruptible except for interruptions due to: force majeure (as described in Article XIV); Planned Outages, Forced Outages (Immediate, Delayed, or Postponed), Maintenance Outages (all are defined in Exhibit A); fuel emergencies; regulatory/legal (state, local or federal) or reliability council (e.g., ~~GADS Data Reporting Instructions, Mid-Continent Area Power Pool ("MAPP"),~~ Midcontinent Independent System Operator (“MISO”), North American Electric Reliability Corporation ("NERC"), etc.) requirements; Reliability Interruptions (defined as interruptions required by MISO, ~~MAPP~~ a Regional Transmission Organization ("RTO") or Independent System Operator ("ISO"), their successors or similar organizations), during periods of peak load conditions to maintain adequate reserves to meet planning reserve requirements, contingency reserve requirements, or resource adequacy requirements, or interruptions required to alleviate capacity or energy emergencies, or interruptions required for deployment of contingency reserves or to respond to reserve sharing events, other system emergencies, or as otherwise required by MISO~~MAPP~~, an RTO or ISO; or Economic Interruptions (defined as occasions when Walter Scott Energy Center—formerly the Council Bluffs Energy Center—Unit 3 is economically dispatched by a RTO or ISO (i) at a level high enough to require curtailment, or (ii) at a level low enough that the steam quality is insufficient to meet steam quality requirements under the Contract, either of which situations, “i” or “ii,” may require, in Company’s discretion,~~—which may include~~ a complete cut-off~~—~~of steam production for Customer).

2. Article XI (as previously amended) of the said Contract shall be amended as shown below, with the underlined text to be added, text that is lined-through to be stricken, and the text that is not underlined or lined-through simply reflecting existing text that is to remain as it was originally written in the Contract.

This Contract shall become effective upon execution and shall continue for a term of fifteen (15) ~~ten (10)~~ years from the date of Customer’s First Grind (but no later than fifteen (15) ~~ten~~ years from January 1, 2009, unless extended by agreement of the Parties, due to a Force Majeure event at the Customer’s facility served under this Contract), or unless earlier terminated in accordance with the terms of this Contract. Due to a Force Majeure event at the Customer’s facility served under this Contract of eleven (11) months, this Contract extends to November 30, 2024. The Parties may, but are not obligated to extend the term of this Contract. If the Parties agree to extend the term of this Contract, the document they execute to accomplish the extension shall also state the period of the extension. The Parties agree that any such extension shall provide for a two (2) year period of notice to Customer prior to any termination of the extension period agreement, unless the Parties agree to an extension period that is shorter than two (2) years in which case the Parties shall agree upon an appropriate notification period.

Pursuant to the prior paragraph, and the extension of the Contract term from ten (10) years to fifteen (15) years and eleven (11) months, the Parties agree that Company will provide Customer a two (2) year notice prior to the end of the extension period if the Company has determined it will not further extend the Contract at the end of the extension period (the “extension period” means the five (5) year and eleven (11) month period by which the term is being extended).

Company will provide Customer sufficient steam service prior to First Grind for Customer’s plant testing and start-up. Such steam service shall be provided to Customer at the Net Energy Rate established herein, and under the terms and conditions of this Contract.

3. All other provisions of the Contract shall remain unchanged.

The foregoing Sixth Amendment to Steam Service Contract is agreed to by the Parties and shall be effective as of the 15th day of July, 2015.

MidAmerican Energy Company		Southwest Iowa Renewable Energy, LLC

By:	/s/ Dave Ulozas	By:	/s/ Brian T. Cahill

Title:	VP Generation	Title:	President/CEO